Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 5th of March 2019, by and between Trulieve, Inc., a Florida corporation (the “Company”), and Timothy Morey (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to assure itself of the Employee’s services to the Company, and the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Employee, and the Employee hereby agrees to serve as an employee of the Company as its Retail Director. Such employment shall begin as of March 11, 2019. The Employee shall render to the Company such services of the type customarily performed by persons serving in similar capacities including operational profitability, compliance, and financial stability, together with such other duties with which he is charged by the Company’s By-laws and subject to the overall direction and control of the Company’s Chief Executive Officer. The Employee accepts such employment and agrees to devote his/her best efforts, skill, labor and attention to the performance of such duties. In addition, the Employee may serve without additional compensation if elected or appointed to any office or position, including as a member of the board of directors of the Company or any subsidiary or affiliate of the Company; provided, however, that the Employee shall be entitled to receive such benefits and additional compensation, if any, that is paid to executive officers or directors of the Company in connection with such service.

2. Term. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination herein, the employment of the Employee under this Agreement shall commence on the date hereof and shall continue through and including the close of business on March 10, 2021 (the “Initial Term”). This Agreement shall not renew automatically on the anniversary of such termination date.

3. Compensation.

(a)

Annual Base Salary. As compensation for Employee’s services under this Offer, the Company shall pay Employee an annual base salary in the amount of One Hundred and Fifty Thousand Dollars ($150,000.00). Such base salary shall be payable pro-rata monthly and processed with regular payroll.

(b)

Bonus potential. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to twenty [20] % of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid on a quarterly basis within that year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

(c)

Payments. All amounts paid pursuant to this Offer shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state and local income tax, if any, and comparable laws and regulations.

(d)

Other Benefits. The Employee shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s standard policy regarding expense verification practices. The Employee shall be entitled to four (4) weeks paid vacation per year and one (1) week paid sick leave per year and shall be eligible to participate in such pension, life insurance, health insurance and other employee benefits plans, if any, which the Company may from time to time make available to its employee generally.

4. Covenant Not to Compete.

(a) In further consideration of his/her employment pursuant to this Agreement, the Employee covenants and agrees that during his/her employment by the Company and thereafter for a period of five (5) years following the termination of the Employee’s employment with the Company for any reason, he will not, except with the consent of the Company or as otherwise permitted hereinafter:

(i) Directly or indirectly engage in the medical marijuana business within the state of Florida or any business substantially similar thereto;

(ii) Consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, limited liability company or other business organization which is now, becomes or may become a competitor of the Company in any aspect of the Company’s business during the Employee’s employment with the Company, including, but not limited to: promoting or otherwise endorsing the products or services of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial or consulting assistance to any such competitor;

(iii) Solicit or offer employment to any person who is a current employee of Company or was an employee of Company within six (6) months on which such offer or solicitation is communicated to the current or former employee of Company or

(iv) Engage in any practice, which is intended to provisions of this Agreement or to commit any act which is detrimental to the continuation of, or which adversely affects, the business or the Company.

(b) The Employee agrees that the geographic scope of this covenant not to compete shall extend only to those states in which the Company sells its products and services.

(c) In the event of any breach of this covenant not to compete, Employee recognizes that the remedies at law will be inadequate and that in addition to at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 4.

(d) In the event a court of competent jurisdiction determine provisions of this covenant not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent necessary to render it enforceable.

5. Non-Disclosure of Proprietary Information and Trade Secrets.

(a) Employee agrees that he/she will retain in confidence any proprietary information, confidential information and trade secrets belonging the Company to a third party and in the possession of Company, which may come into his/her possession during his/her employment. Employee further agrees that he/she will refrain from doing any of the following acts with respect to such proprietary information, confidential information, and trade secrets, both during his/her employment and thereafter, without first obtaining the consent in writing of the Company:

(i) Communicate such proprietary information, information or trade secret to any person outside Company or to any other firm, association, or corporation; or

(ii) Use such proprietary information, confidential information, or trade secrets for the private benefit of himself or for the benefit of any person or any corporation, partnership, limited liability Company, or other business organization, which is a competitor of the Company.

(b) Employee understands and agrees that the proprietary information and trade secrets of Company shall include, but shall not be limited to, the following:

(i) Any manufacturing processes and methods and generally available or known to the public;

(ii) Non-public business information such as product costs vendor and customer lists, lists of sources, price lists, business plans and sales and profit and loss information not yet announced to or disclosed to the public;

(iii) Any other information not generally available to the public.

Employee further agrees that all books and records which relate to the business (including any proprietary information, confidential information and trade secrets, which he uses, prepares, or comes into contact with during his/her employment) shall remain the sole property of the Company and shall be returned to Company on termination of his/her employment.

6. Termination.

(a) Death. The Employee’s employment hereunder shall terminate upon death.

(b) Disability. If, during the Term, the Employee becomes mentally disabled in accordance with the terms and conditions of any disability insurance covering the Employee, or if due to such physical or mental disability, the Employee becomes unable for a period of more than two (3) consecutive months to perform his/her duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Employee’s employment hereunder upon ten (10) days’ written notice of termination.

(c) Cause. The Company may terminate the Employee’s hereunder for Cause effective immediately upon written notice of termination. For this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder; (i) if the Employee engages in conduct which has caused, or is reasonably likely to cause, demonstrable and serious injury to the Company, as determined wholly and exclusively by the Company; (ii) if the Employee is convicted of a felony, as evidenced by a binding and formal judgment, order or decree of a court of competent jurisdiction, which substantially impairs the Employee’s ability to perform his/her duties hereunder; (iii) for the Employee’s material violation of this Agreement, including without limitation, Section 4 or 5 hereof.

(d) No Cause. Either the Company or the Employee can terminate such Agreement without cause by providing the other party with thirty (30) days written notice of the decision to terminate the employment relationship. Such termination shall not impact paragraphs 4. and 5. of this Agreement. The Company may provide thirty (30) days’ pay instead of allowing Employee the ability to work such notice period and fulfill the requirements of this paragraph.

7. Miscellaneous Provisions.

(a) Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, then the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

(b) Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Employee.

(c) No Waiver; Entire Agreement. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company and there are no agreements or representations, oral or otherwise with respect to or related to the employment of the Employee which are not set forth in this Agreement.

(d) No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment without such prior written consent shall be null and void and without legal effect.

(e) Governing Law. The internal laws of the State of Florida shall govern the validity, interpretation, construction, and performance of this Agreement.

(f) Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement, which requires an agreement in writing, shall be deemed to require that the Employee and an authorized representative of the Company sign the writing in question.

(g) Headings. The headings herein contained are shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Timothy Morey	/s/ Kim Rivers
Timothy Morey	Kim Rivers, CEO
Trulieve, Inc.